UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2005

GENTIVA HEALTH SERVICES, INC.
(Exact Name Of Registrant As Specified In Charter)

Delaware	1-15669	36-4335801
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3 Huntington Quadrangle, Suite 200S

Melville, New York 11747-4627
(Address of principal executive offices, including zip code)

(631) 501-7000
(Registrant's telephone number, including area code)

Not applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On December 15, 2005, the Compensation, Corporate Governance and Nominating Committee of the Board of Directors of Gentiva Health Services, Inc. (the "Company") approved the acceleration of vesting of stock options exercisable for approximately 716,000 shares of the Company's common stock under the Gentiva Health Services, Inc. 1999 Stock Incentive Plan, so that the options become fully vested and exercisable as of the close of business on December 30, 2005. The other terms of the options remain unchanged. The affected options, which represent approximately 20% of the Company's total outstanding options, were granted from June 14, 2002 through January 27, 2004 and have exercise prices that range from $7.50 to $12.87 per share and a weighted average exercise price of $11.08 per share. These options include approximately 393,000 options held by the executive officers of the Company. Of the options subject to accelerated vesting, approximately 52% had original vesting dates between January 27, 2006 and January 3, 2007 and approximately 37% had original vesting dates between January 27, 2007 and December 31, 2007, with the remainder vesting after that date.

Accelerating the vesting of these options will eliminate the future compensation expense that the Company would have otherwise recognized in its consolidated statements of income with respect to these options when Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised 2004), "Share-Based Payment" ("SFAS 123R"), became effective. SFAS 123R becomes effective for the Company on January 2, 2006, and will require that compensation expense associated with stock options be recognized in the Company's consolidated statements of income, instead of as previously presented, on a pro-forma basis within a footnote disclosure included in the Company's consolidated financial statements. The future compensation expense that is eliminated as a result of the acceleration of the vesting of these options is approximately $2.3 million on an after tax basis. This expense will instead be reflected in the pro forma footnote disclosure included in the fiscal year 2005 consolidated financial statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENTIVA HEALTH SERVICES, INC.
(Registrant)
Date: December 21, 2005	/s/ John R. Potapchuk
John R. Potapchuk Senior Vice President and Chief Financial Officer